EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:                 2:00 p.m.  May 9, 2025

United Bancorp, Inc. Reports 2025 First Quarter Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.32 and net income of $1,872,000 for the three months ended March 31, 2025.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the first quarter ended March 31, 2025. For the quarter, our Company achieved solid net income and diluted earnings per share results of $1,872,000 and $0.32. Although these earning metrics are respective decreases of $121,000, or 6.1%, and $0.03, or 8.6%, over the results achieved during the first quarter of last year, they are each respectively higher on a linked-quarter basis by $23,000 and $0.01. As we have previously disclosed, last year’s first quarter financial performance results included non-recurring items that added approximately $271,000 to net income and $0.05 to diluted earnings per share. In this year’s first quarter, our Company did have a net realized gain on the sale of available for sale securities, which added approximately $113,000 to net income and $0.02 to our diluted earnings per share. Netting these one-time, nonrecurring items out of our reported diluted earnings per share for both years results in “core” diluted earnings per share for each of these periods of $0.30. Considering, over the course of the past twelve months, we have undertaken several transformative projects that that have added to our noninterest expense levels, such as: the construction of our new Wheeling Banking Center, the development and scaling out of both Unified Mortgage and our Treasury Management Programs, the investment in new technology and digital transformation and the acquisition of a property in St. Clairsville, Ohio that will become our Unified Center--- which will house our Accounting, Information Technology and Customer Sales and Service Functions--- we are very happy with the present performance of our Company. With our unwavering focus on growing our Company through our investment in infrastructure, product development and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance over the course of the next twelve to twenty-four months, and help us to maintain our overall relevance for many years to come.”

Greenwood continued, “As we all know, the economic environment in which we are operating is posing challenges for all businesses with the present high degree of uncertainty that permeates our national and world economies as a result of the tariffs that were announced under the new administration and which are in the process of being enacted. This new trade policy--- coupled with a potentially slowing economic output and lingering inflation--- has led many of us to question the future direction of our economy and what impact it will have on the businesses that operate therein, including our Company. Even though we have dealt with changing fiscal and monetary policy over the course of the past couple of years, this new economic reality relating to trade policy has only recently been cast upon us. Thus far, our Company has responded in a positive fashion to this new economic uncertainty with which we have been confronted on both a year-over-year and linked-quarter basis. Year-over-year, as of the most recently ended quarter, the net interest income that our Company realized increased by $131,000, or 2.2%, and our net interest margin improved by fourteen (14) basis points to 3.60% from 3.46% the previous year. Even though our Company’s total assets declined during this same time period by $3.3 million, or 0.40%, to a level of $830.7 million as of March 31, 2025, we were able to improve the level of net interest income earned by both increasing our gross loans outstanding by $16.6 million, or 3.5%, and having our loan portfolio continuing to reprice in a higher-rate environment. Accordingly, our total interest income increased year-over-year during the first quarter by $221,000 or 2.3%. Even though we continue to operate in a higher than previously anticipated interest rate environment on which we benefitted on the asset-side of the balance sheet, we were able to manage the liability-side of our balance sheet by selectively pricing our retail deposit offerings to manage our liquidity needs and control our overall interest expense levels. As of March 31, 2025, our total deposits decreased by ($1.7 million), or (0.27%), and our interest expense to average assets marginally increased by four (4) basis points, to 1.75%, year-over-year.” In addition, Greenwood mentioned, “On a linked quarter basis as of March 31, 2025, our Company experienced a decline in its interest expense to average assets of three (3) basis points from 1.78% the previous quarter and an increase in its net interest margin of nine (9) basis points, increasing from its previous quarter level of 3.51%. We are optimistic that this trend will continue into the coming quarters of the current year; especially, if the Federal Open Market Committee (FOMC) of the Federal Reserve gains more clarity on the direction of our economy and reduces their target for the Federal Funds Rate (FFR) in the coming months as the markets presently forecast.”

Lastly, Greenwood stated, “Even with many of our borrowers experiencing rate resets to levels that may be double their previous rates on their loans in this higher-rate environment and with the economic uncertainty that continues, we have successfully maintained credit-related strength and stability within our loan portfolio. As of March 31, 2025, our Company’s total nonaccrual loans and loans past due 30 plus days were $2.8 million, or 0.57% of gross loans, which is up from last year by $1.4 million. Year-over-year, our loans past due thirty plus days actually decreased by ($50,000) or (5.2%). But, our nonaccrual loans increased by $1.5 million with a majority of this being attributed to one commercial relationship on which we are very well secured and the loss given default is extremely low. As of the end of the most recently completed quarter, our Company’s nonperforming assets to total assets was 0.68%, an increase of seventeen (17) basis points from the previous year’s level of 0.51%. These reported levels continue to be well-below historic levels and compare very favorably to peer. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($3,000) for the first quarter of this year, which annualized is (0.02%) of average loans and is down from the previous year. Considering some of the economic uncertainty and macroeconomic trends in the current year--- along with the growth in our gross loans--- our Company had a provision for credit loss expense of $96,000 for the most recently ended quarter after not having a provision for credit loss expense for the same period the previous year.” Greenwood concluded, “With the increased provision for credit losses this year and continued solid credit quality-related metrics as of quarter-end, our Company had a total allowance for credit losses to total loans of 0.82%, which is a one (1) basis point increase over the previous year, and our total allowance for credit losses to nonaccrual loans was 211% as of March 31, 2025. Overall, we firmly believe that we are presently well reserved with strong coverage. Also, our Company remains very well capitalized by regulatory standards with an equity to assets at period end of 7.32% as of the end of the first quarter of this year.”

Scott A. Everson, Chairman, President and CEO stated, “Although we have encountered many economic and policy-related challenges in recent years that commenced with the world-wide pandemic (ie: zero interest rate policy, excessive stimulus funding, extreme inflation and historically aggressive tightening of monetary policy), in a lot of ways the current economic challenges relating to the newly implemented trade policy of our country has created a level of uncertainty that, arguably, exceeds any other that occurred in recent years. Our Company, like most others, is keenly focused on what is presently occurring and will be ready to respond in an appropriate fashion as things develop more fully and we gain more clarity on the evolving situation. Even though we continue to operate in an environment emanating a heightened level of uncertainty, United Bancorp, Inc. (UBCP) is performing in an admirable fashion at present. In recent months, our Company has benefitted from the new direction of our country’s monetary policy as the Federal Open Market Committee of the Federal Reserve (FOMC) has loosened this policy, somewhat, by lowering the target for the Federal Funds Rate (FFR) by one hundred (100) basis points since their September 18, 2024 meeting. This most recent moderating action taken by the FOMC has taken some of the pressure off of our net interest margin and has enabled our Company to generate higher levels of net interest income and experience an increase in its net interest margin for the first time in many quarters. These are positive trends that we anticipate continuing in the coming quarters of the current year for our Company. Even with all of the present uncertainty within both the national and global economies, we are happy to see the growth trends that we have seen over the course of the past two quarters in our gross loans and the current quality of the credit metrics of our loan portfolio that remain relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing--- especially, in the relationship-driven, small-business oriented commercial portfolio, which accounts for approximately eighty percent (80%) of our total loans--- we can begin to focus on attracting more deposits to fund this increased loan demand and, once again, begin growing our Company and working toward achieving our goal of growing our total assets to a level of $1.0 billion or greater!”

Everson continued, “Under it’s guiding principles and vision, United Bancorp, Inc. (UBCP) has had a growth-centric goal to grow its asset-base to a level of $1.0 billion (and, beyond) for the past several years. With all of the economic uncertainty and challenges within the past few years with which we have been confronted, our Company adopted a more defensive posture… which sacrificed growth for the sake of maintaining sound performance with a more conservative balance sheet management approach. Beginning in 2024, we began to adopt a more offensive-oriented posture with a focus, once again, on driving the growth of the balance sheet of our Company, which we believe will lead to higher levels of earnings and profitability and ensure our long-term relevance. Several new initiatives (some of which we have previously announced and have already undertaken or begun) are key to driving this envisioned growth. A major initiative that our Company has undertaken--- as we put our proverbial “foot on the accelerator” to achieve our envisioned growth objective--- is the development and construction of a new regional banking center in the desirable market of Wheeling, West Virginia. We are excited with the progress that has been made on this highly-promising banking center, which is tentatively scheduled to open in the late third quarter of this year. Even though this banking center has not yet opened, some of the recent growth within our loan portfolio is directly attributed to this office through the efforts of our business development team that we already have in place. We firmly believe that within five years, this new banking center will be a top performer for UBCP!” Everson further stated, “Another exciting initiative that we have undertaken and more fully developed over the course of the past year is our new Unified Mortgage Division. Last year, this new division helped our Company produce higher levels of fee income and we believe that as we scale this function more fully, it will only become more lucrative for us. We have also become more focused on developing our Treasury Management function, which focusses on helping our small business customers with cash management, merchant services and payments. Not only does this developing department within our Company help generate higher levels of fee income, it also is key to helping us grow our no or low-cost deposit base… both of which lead to increased profitability. Also, over the course of the past year, UBCP has made a tremendous investment in the area of technology as we focus on digital transformation and omni-channel delivery, which will ensure that we meet the changing needs of our customer base and attract new customers to our Company. We are also in the process of implementing artificial intelligence (AI), which will help us better serve our customers by more effectively and efficiently answering customer inquiries on their terms and guide them to the best financial solutions to meet their current and changing needs. Lastly, we acquired a property in St. Clairsville, Ohio that will house the Accounting, Technology and Customer Support functions for our Company, which will be known as the Unified Center. As UBCP has grown and evolved over the course of the past several years (and, as we continue to do so), we have had a need for a facility such as this. I am most excited about the Customer Support function that we are developing at the Unified Center, which will centralize the service function of our Company with team members that are highly skilled and more capable of providing a more “Unified Experience” to our valued customers. In addition, it will have a sales-oriented function, which is anticipated to lead to additional business for our Company (with the help of our AI-solution) by routing inbound inquiries from any banking channel to a skilled sales professional. This process will focus on the development and expansion of relationships through more effective on-boarding practices and the cross-selling of additional products and services to our existing and newly prospected customers through this much more efficient and effective channel.”

Everson continued, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first quarter of this year, we, once again, paid both our regular cash dividend, which increased by $0.0025 to a level of $0.1825, and a special cash dividend of $0.1750, an increase of $0.025 over the previous year… for a total payout of $0.3575 for the quarter. This is a $0.035, or 10.9%, increase over the total cash dividend paid in the first quarter of the previous year and produces a near-industry leading total dividend yield of 6.7%. This total dividend yield is based on our first quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.9050) and our quarter-end fair market value of $13.42. On a year-over-year basis as of March 31, 2025, the fair market value of our Company’s stock declined slightly from the previous year and our Company’s market price to book value was 132%, which compares favorably to current industry standards.”

Everson concluded, “Considering that we continue to operate in a challenging and uncertain economic and a highly competitive industry-related environment, we are very pleased with our current performance and future prospects. Even with these present threats to which we are exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that the will help us fulfil our intermediate and longer-term goals and produce above industry earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of March 31, 2025, United Bancorp, Inc. has total assets of $831.0 million and total shareholders’ equity of $60.8 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.

"UBCP"

At or for the Quarter Ended
March 31,	March 31,	%	$
2025	2024	Change	Change
Earnings
Interest income on loans	$7,104,476	$6,623,848	7.26%	$480,628
Loan fees	222,722	138,329	61.01%	$84,393
Interest income on securities	2,514,990	2,858,644	-12.02%	$(343,654)
Total interest income	9,842,188	9,620,821	2.30%	$221,367
Total interest expense	3,596,003	3,505,995	2.57%	$90,008
Net interest income	6,246,185	6,114,826	2.15%	$131,359
Provision for credit losses	96,000	-	$96,000
Net interest income after provision for credit losses	6,150,185	6,114,826	0.58%	$35,359
Service charge on deposit account	732,651	702,754	4.25%	$29,897
Net realized gains on sale of loans	84,387	77,523	$6,864
Net realized gain (loss) on sale of available-for-sale securities	143,625	(194,202)	$337,827
Other noninterest income	320,747	280,249	14.45%	$40,498
Total noninterest income	1,281,410	866,324	47.91%	$415,086
Total noninterest expense	5,586,076	4,837,904	15.46%	$748,172
Income tax (benefit) expense	(26,353)	150,335	-117.53%	$(176,688)
Net income	$1,871,872	$1,992,911	-6.07%	$(121,039)
Key performance data
Earnings per common share - Basic	$0.32	$0.35	-8.57%	$(0.030)
Earnings per common share - Diluted	0.32	0.35	-8.57%	$(0.030)
Cash dividends paid	0.3575	0.3225	10.85%	$0.03500
Stock data
Dividend payout ratio (without special dividend)	57.03%	49.29%	7.75%
Price earnings ratio	10.48	x	10.34	x	1.44%
Market price to book value	132%	136%	-3.34%
Annualized yield based on quarter end close (without special dividend)	5.44%	4.77%	14.05%
Market value - last close (end of period)	13.42	14.47	-7.26%
Book value (end of period)	10.19	10.62	-4.05%
Tangible book value (end of period)	10.06	10.46	-3.82%
Shares Outstanding
Average - Basic	5,566,428	5,499,877	–
Average - Diluted	5,566,428	5,499,877	–
Common stock, shares issued	6,203,141	6,188,141	–
Shares held as treasury stock	240,544	234,363	–
Return on average assets (ROA)	0.91%	0.97%	-0.07%
Return on average equity (ROE)	12.31%	12.59%	-0.27%
At quarter end
Total assets	$830,681,164	$834,026,953	-0.40%	$(3,345,789)
Total assets (average)	822,424,000	822,468,000	-0.01%	$(44,000)
Cash and due from Federal Reserve Bank	36,402,686	46,876,621	-22.34%	$(10,473,935)
Average cash and due from Federal Reserve Bank	26,036,000	46,891,000	-44.48%	$(20,855,000)
Securities and other restricted stock	233,868,149	255,786,120	-8.57%	$(21,917,971)
Average securities and other restricted stock	241,013,000	246,854,000	-2.37%	$(5,841,000)
Other real estate and repossessions (OREO)	3,327,610	3,377,414	-1.47%	$(49,804)
Gross loans	496,866,008	480,306,405	3.45%	$16,559,603
Allowance for credit losses	4,094,556	3,870,309	5.79%	$224,247
Net loans	492,771,452	476,436,096	3.43%	$16,335,356
Average loans	493,056,000	478,843,000	2.97%	$14,213,000
Net loans recovered (charged-off)	(3,070)	(28,418)	-89.20%	$25,348
Net overdrafts (charged-off )	(24,632)	(19,458)	26.59%	$(5,174)
Total net (charge offs )	(27,702)	(47,876)	-42.14%	$20,174
Nonaccrual loans	1,937,543	477,474	305.79%	$1,460,069
Loans past due 30+ days (excludes non accrual loans)	903,909	953,580	-5.21%	$(49,671)
Total Deposits
Noninterest bearing demand	138,243,804	135,994,882	1.65%	$2,248,922
Interest bearing demand	184,786,353	197,611,658	-6.49%	$(12,825,305)
Savings	124,244,385	128,810,010	-3.54%	$(4,565,625)
Time < $250,000	135,551,749	125,550,068	7.97%	$10,001,681
Time > $250,000	41,254,902	37,783,568	9.19%	$3,471,334
Total Deposits	624,081,193	625,750,186	-0.27%	$(1,668,993)
Average total deposits	615,678,000	620,439,000	-0.77%	$(4,761,000)
Advances from the Federal Home Loan Bank	75,000,000	75,000,000	N/A	$-
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	75,000,000	N/A	$-
Repurchase Agreements	37,564,822	37,804,711	-0.63%	$(239,889)
Shareholders' equity	60,801,220	63,206,181	-3.80%	$(2,404,961)
Common Stock, Additional Paid in Capital	32,745,743	32,186,863	1.74%	$558,880
Retained Earnings	46,045,586	44,072,619	4.48%	$1,972,967
Shares held by Deferred Plan and Treasury Stock	(5,455,374)	(5,246,415)	3.98%	$(208,959)
Accumulated other comprehensive loss, net of taxes	(12,534,735)	(7,806,886)	60.56%	$(4,727,849)
Goodwill and intangible assets (impact on Shareholders' equity	(767,293)	(905,793)	-15.29%	$138,500
Tangible shareholders' equity	60,033,927	62,300,388	-3.64%	$(2,266,461)
Shareholders' equity (average)	60,801,000	63,325,000	-3.99%	$(2,524,000)
Key performance ratios
Net interest margin (Federal tax equivalent)	3.60%	3.46%	0.14%
Interest expense to average assets	1.75%	1.71%	0.04%
Total allowance for credit losses
to nonaccrual loans	211.33%	810.58%	-599.25%
Total allowance for credit losses
to total loans	0.82%	0.81%	0.01%
Total past due and nonaccrual loans to gross loans	0.57%	0.30%	0.27%
Nonperforming assets to total assets	0.68%	0.51%	0.17%
Net charge-offs to average loans	-0.02%	-0.04%	0.02%
Equity to assets at period end	7.32%	7.58%	-0.26%